Exhibit 16.1

Scrudato & Co., PA

7 Valley View Drive

Califon, NJ 07830

March 23, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:   eRoomSystem Technologies, Inc.

We have read the statements made by eRoomSystem Technologies, Inc. in Item 4.01 of this Form 8-K dated March 23, 2017 regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ Scrudato & Co., PA